Exhibit 10.5

(512) 328-2953

FAX 328-5394

Personal and Confidential

February 22, 2019

Jeff Tanner

Chief Operating Officer

Re:                             Consulting Agreement

Dear Jeff:

This letter (this “Agreement”) sets forth the terms and conditions of your resignation of employment with Jones Energy, Inc. (the “Company”).  This Agreement supersedes and replaces any other agreement regarding your termination of employment with the Company.

1.             Transition Period.   During the time between the date of this letter and the date your employment terminates (the “Transition Period”), (a) you will continue to work for the Company and perform the job duties contemplated by your position as EVP Geoscience, and provide transition assistance Chief Operating Officer (“COO”), as needed; (b) you will also have time to devote to a search for a new position and go on interviews as needed; and (c) your salary will remain the same. Unless you decide to resign sooner, the Transition Period will end on March 7, 2019 (the “Separation Date”).

2.             Post-Separation Period. Beginning on the Separation Date and ending on November 30, 2019 the (“Completion Date” and such period being referred to herein as the “Transition Period”), you will make yourself reasonably available to assist with the transition of your duties and responsibilities to the COO and certain other employees, as identified by the Chief Executive Officer. During the Transition Period, you will be permitted to seek and obtain employment with another employer, provided, that any information you obtain in the course of performing your duties pursuant to this Agreement shall be treated as highly confidential and is subject to any existing restrictive covenant agreement or obligation between you and the Company.

3.             Consulting Fee. Commencing on March 15, 2019 and on the first business day of each of the eight (8) months following the Separation Date, you will receive a monthly retainer of $44,666.66 (the “Consulting Fee”).

4.             COBRA Coverage. Following the Separation Date, you will receive payment of up to six (6) months of premiums (both the employer and employee portions) to continue your and your covered dependents’ medical, dental, and/or vision benefits through COBRA. Provided that you timely elect to continue benefits through COBRA, the Company will make these payments

JONES ENERGY, INC

807 LAS CIMAS PARKWAY

SUITE 350

AUSTIN, TX  78746

directly to the insurer. The monthly premium paid by the Company will be treated and reported as imputed taxable income to you.

5.             Equity and Equity-Based Awards.  Upon execution of this Agreement, you will not be entitled to and you will not receive any further amounts on account of the Jones Energy, Inc. 2013 Omnibus Incentive Plan, as amended and restated May 4, 2016 (the “LTIP”) or the Jones Energy, Inc. 2018 Short Term Incentive Plan. Any outstanding time-vested restricted stock units previously granted to you under the LTIP that are then unvested will be forfeited as of the Separation Date.

6.             Cancelation of Other Payments, Benefits, and Awards. On the Effective Date, all other payments, benefits, incentive compensation, and awards promised to you by the Company that are not otherwise addressed in this Agreement shall cease to be owed or payable.

7.             Termination. The Company may terminate this Agreement prior to the Completion Date only for “Cause.” For purposes of this Agreement, “Cause” shall exist upon any of the following (i) you commit of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries (collectively, the “Company Group”), or (ii) you engage in willful misconduct in your duties hereunder that causes substantial injury to any member of the Company Group.

8.             Release.  As a condition to receiving the Consulting Fee and COBRA coverage, you hereby agree to release any and all Claims (as defined below) against any member of the Company Group, any of their affiliates and their respective directors, officers and employees.  For purposes of this Agreement “Claims” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Agreement and any claims related to your termination of employment with the Company Group; provided that Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights with respect to accrued compensation or benefits, (c) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of any member of the Company Group or their affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of any member of the Company Group or their affiliates; and (e) any claims or rights under the directors and officers and other insurance policies of any member of the Company Group and their affiliates. In further consideration of the payments and benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release, and discharge all members of the Company Group and their affiliates from any and all Claims, whether known or unknown, from the beginning of time through the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, you hereby acknowledge and confirm that: (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you are advised to consult with an attorney of your choosing before signing this Agreement; (iii) you knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it; (iv)

you are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Jennifer Trulock at the Baker Botts LLP, 910 Louisiana Street, Ste. 3200, Houston, TX 77002, by email (jennifer.trulock@bakerbotts.com) or by fax ((214) 661-4642) before the end of such seven (7)-day period; and (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after you sign this Agreement.

9.             Withholding Taxes.  The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

10.          No Right to Continued Employment.  Nothing in this Agreement shall confer upon you any right to continued employment or provision of Consulting Services with any member of the Company Group (or their subsidiaries or their respective successors).

11.          Restrictive Covenants.  Nothing in this Agreement shall supersede or replace any existing restrictive covenant agreement or obligation between you and the Company.

12.          Effective Date.  This Agreement shall be effective February 22, 2019 (the “Effective Date”).

13.          Governing Law.  This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

14.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.          Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company with respect to the Consulting Fee and supersedes any and all prior agreements or understandings between you and the Company with respect to the Consulting Fee, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by you and the Company.

16.          Section 409A Compliance.  Although the Company does not guarantee the tax treatment of the Consulting Fee, the intent of the parties is that the Consulting Fee be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

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This Agreement is intended to be a binding obligation on you and the Company.  If this Agreement accurately reflects your understanding as to the terms and conditions of the Consulting Fee, please sign, date, and return to me one copy of this Agreement on or before February 25, 2019.  You should make a copy of the executed Agreement for your records.

Very truly yours,

COMPANY

JONES ENERGY, INC.

By:	/s/ Carl F. Giesler, Jr.
Name:	Carl F. Giesler, Jr.

Title:	Chief Executive Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Consulting Fee, and I hereby confirm my agreement to the same.

Dated: February 22, 2019

/s/ Jeff Tanner
Jeff Tanner

Signature Page to Consulting Agreement